As filed with the Securities and Exchange Commission on July 2, 2012

Registration No. 333-157382

Registration No. 333-157298

Registration No. 333-141612

Registration No. 333-138887

Registration No. 333-113885

Registration No. 333-84612

Registration No. 333-58530

Registration No. 333-83689

Registration No. 333-83667

Registration No. 333-59643

Registration No. 333-23669

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 REGISTRATION NO. 333-157382

Post-Effective Amendment No. 1 to Form S-8 REGISTRATION NO. 333-157298

Post-Effective Amendment No. 1 to Form S-8 REGISTRATION NO. 333-141612

Post-Effective Amendment No. 1 to Form S-8 REGISTRATION NO. 333-138887

Post-Effective Amendment No. 1 to Form S-8 REGISTRATION NO. 333-113885

Post-Effective Amendment No. 1 to Form S-8 REGISTRATION NO. 333-84612

Post-Effective Amendment No. 1 to Form S-8 REGISTRATION NO. 333-58530

Post-Effective Amendment No. 1 to Form S-8 REGISTRATION NO. 333-83689

Post-Effective Amendment No. 1 to Form S-8 REGISTRATION NO. 333-83667

Post-Effective Amendment No. 1 to Form S-8 REGISTRATION NO. 333-59643

Post-Effective Amendment No. 1 to Form S-8 REGISTRATION NO. 333-23669

UNDER

THE SECURITIES ACT OF 1933

RF MONOLITHICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	76-1638027
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4441 Sigma Road Dallas, Texas	75244
(Address of Principal Executive Offices)	(Zip Code)

Harley E Barnes III, Chief Financial Officer

RF Monolithics, Inc.

4441 Sigma Road

Dallas, Texas 75244

(972) 233-2903

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Kazuhiro Shimizu

Alston & Bird LLP

1201 West Peachtree Street

Atlanta, GA 30309-3424

Telephone: (404) 881-7000

Facsimile: (404) 881-7777

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

TERMINATION OF REGISTRATION

These Post-Effective Amendments No. 1 relate to the following registration statements on Form S-8 (collectively, the “Registration Statements”) of RF Monolithics, Inc. (the “Company”):

•

Registration Statement on Form S-8 (File No. 333-157382), filed on February 18, 2009, pertaining to common stock, par value $0.001 per share, of the Company (the “Common Stock”), to be issued under the 1994 Employee Stock Purchase Plan;

•	Registration Statement on Form S-8 (File No. 333-157298), filed on February 13, 2009, pertaining to the Common Stock to be issued under the 2006 Equity Incentive Plan;

•	Registration Statement on Form S-8 (File No. 333-141612), filed on March 28, 2007, pertaining to the Common Stock to be issued under the 2006 Equity Incentive Plan;

•

Registration Statement on Form S-8 (File No. 333-138887), filed on November 21, 2006, pertaining to the Common Stock to be issued under the Gambatte, Inc. Incentive Stock Option Plan, the Cirronet Inc. Incentive Stock Option Plan (2001), the Cirronet Inc. Incentive Stock Option Plan (2003) and the Cirronet Inc. Non-Qualified Stock Option Program;

•

Registration Statement on Form S-8 (File No. 333-113885), filed on March 24, 2004, pertaining to the Common Stock to be issued under the 1994 Employee Stock Purchase Plan and the 1997 Equity Incentive Plan;

•

Registration Statement on Form S-8 (File No. 333-84612), filed on March 20, 2002, pertaining to the Common Stock to be issued under the 1994 Employee Stock Purchase Plan and the 1997 Equity Incentive Plan;

•	Registration Statement on Form S-8 (File No. 333-58530), filed on April 9, 2001, pertaining to the Common Stock to be issued under the 1997 Equity Incentive Plan and the 1999 Equity Incentive Plan;

•	Registration Statement on Form S-8 (File No. 333-83689), filed on July 23, 1999, pertaining to the Common Stock to be issued under the 1997 Equity Incentive Plan;

•	Registration Statement on Form S-8 (File No. 333-83667), filed on July 23, 1999, pertaining to the Common Stock to be issued under the 1999 Equity Incentive Plan;

•

Registration Statement on Form S-8 (File No. 333-59643), filed on July 23, 1998, pertaining to the Common Stock to be issued under the 1997 Equity Incentive Plan and the 1994 Employee Stock Purchase Plan; and

•	Registration Statement on Form S-8 (File No. 333-23669), filed on March 20, 1997, pertaining to the Common Stock to be issued under the Amended and Restated 1982 Stock Option Plan.

On July 1, 2012, Ryder Acquisition Company, Limited (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of Murata Electronics North America, Inc., a Texas corporation (“MENA”), merged (the “Merger”) with and into the Company pursuant to the terms of an Agreement and Plan of Merger, dated as of April 12, 2012, by and among MENA, Merger Sub and the Company. As a result of the Merger, the Company became a wholly owned subsidiary of MENA and the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements.

In accordance with an undertaking contained in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration all securities of the Company registered but unissued under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant has duly caused these Post-Effective Amendments No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dallas, State of Texas, on July 2, 2012.

RF MONOLITHICS, INC.

By:	/s/ Farlin Halsey

Name:	Farlin Halsey
Title:	President and Chief Executive Officer